                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                  SCHEDULE 13G
                                 (Rule 13d-l02)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND
                AMENDMENTS THERETO FILE PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                        Racing Champions Ertl Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    750069106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 3, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /  Rule 13d-1(b)

       / /  Rule 13d-1(c)

      /X/   Rule 13d-1(d)
------------------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to

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the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                Page 1 of 11 Pages
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   CUSIP No. 750069106                13G              Page 2 of  11 Pages
---------------------------                        ---------------------------


================================================================================
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Willis Stein & Partners, L.P.
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
        NUMBER OF        5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY       ---------------------------------------------------------
         EACH            6    SHARED VOTING POWER
       REPORTING
        PERSON                -0-
         WITH          ---------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
                       ---------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
--------------------------------------------------------------------------------

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

                      *See Instructions Before Filling Out!

  CUSIP No. 750069106                 13G              Page 3 of 11 Pages
---------------------------                        ---------------------------


================================================================================
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Willis Stein & Partners, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) /X/
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
           NUMBER OF     5    SOLE VOTING POWER

            SHARES                  -0-
                       ---------------------------------------------------------
         BENEFICIALLY    6    SHARED VOTING POWER

           OWNED BY           -0-
                       ---------------------------------------------------------
             EACH        7    SOLE DISPOSITIVE POWER

           REPORTING          -0-
                       ---------------------------------------------------------
            PERSON       8    SHARED DISPOSITIVE POWER

             WITH             -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         -0-
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

         PN
================================================================================

  CUSIP No. 750069106                 13G                Page 4 of 11 Pages
-----------------------------                      -----------------------------


================================================================================
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        John R. Willis
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of the United States of America
--------------------------------------------------------------------------------
        NUMBER OF        5    SOLE VOTING POWER

         SHARES               -0-
                       ---------------------------------------------------------
      BENEFICIALLY       6    SHARED VOTING POWER

        OWNED BY              -0-
                       ---------------------------------------------------------
          EACH           7    SOLE DISPOSITIVE POWER

        REPORTING             -0-
                       ---------------------------------------------------------
         PERSON          8    SHARED DISPOSITIVE POWER

          WITH                -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         -0-
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

         IN
================================================================================

   CUSIP No. 750069106              13G                Page 5 of 11 Pages
------------------------------                    ------------------------------


================================================================================
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Avy H. Stein
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of the United States of America
--------------------------------------------------------------------------------
        NUMBER OF        5    SOLE VOTING POWER

         SHARES               -0-
                       ---------------------------------------------------------
      BENEFICIALLY       6    SHARED VOTING POWER

        OWNED BY              -0-
                       ---------------------------------------------------------
          EACH           7    SOLE DISPOSITIVE POWER

        REPORTING             -0-
                       ---------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH                -0-
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
--------------------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

    CUSIP No. 750069106                13G              Page 6 of 11 Pages
-----------------------------                      -----------------------------


================================================================================
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Daniel M. Gill
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) /X/
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Citizen of the United States of America
--------------------------------------------------------------------------------
        NUMBER OF        5    SOLE VOTING POWER

         SHARES               -0-
                       ---------------------------------------------------------
      BENEFICIALLY       6    SHARED VOTING POWER

        OWNED BY              -0-
                       ---------------------------------------------------------
          EACH           7    SOLE DISPOSITIVE POWER

       REPORTING              -0-
                       ---------------------------------------------------------
        PERSON           8    SHARED DISPOSITIVE POWER

         WITH                 -0-
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
--------------------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-
--------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        IN
================================================================================

     CUSIP No. 750069106               13G             Page 7 of 11 Pages
-------------------------------                  -------------------------------


================================================================================
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Daniel H. Blumenthal
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) /X/
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Citizen of the United States of America
--------------------------------------------------------------------------------
        NUMBER OF        5    SOLE VOTING POWER

         SHARES               -0-
                       ---------------------------------------------------------
      BENEFICIALLY       6    SHARED VOTING POWER

        OWNED BY              -0-
                       ---------------------------------------------------------
          EACH           7    SOLE DISPOSITIVE POWER

       REPORTING              -0-
                       ---------------------------------------------------------
         PERSON          8    SHARED DISPOSITIVE POWER

          WITH                -0-
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-
--------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        IN
================================================================================

    CUSIP No. 750069106              13G                 Page 8 of 11 Pages
----------------------------                        ----------------------------

ITEM 1(a)   NAME OF ISSUER:

            Racing Champions Ertl Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            800 Roosevelt Road
            Building C, Suite 320
            Glen Elyn, Illinois 60137

ITEM 2(a)   NAME OF PERSON FILING:

     This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act:

                       Willis Stein & Partners, L.P. ("WSLP")
                       Willis Stein & Partners, L.L.C. ("WSLLC")
                       John R. Willis ("WILLIS")
                       Avy H. Stein ("STEIN")
                       Daniel M. Gill ("GILL")
                       Daniel H. Blumenthal ("BLUMENTHAL")

or collectively, the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as EXHIBIT A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

           The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of
Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of each of the Reporting Persons is One North Wacker Drive, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c)  CITIZENSHIP:


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         CUSIP No. 750069106            13G            Page 9 of 11 Pages
-----------------------------                      -----------------------------

            WSLP is organized as a limited partnership under the laws of the State of Delaware. WSLLC is organized as a limited liability company under the laws of the State of Delaware. Messrs. Willis, Stein, Gill and Blumenthal are citizens of the United States of America.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM 2(e)   CUSIP NUMBER:

            750069106

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR
            (c), CHECK  WHETHER THE PERSON FILING IS A:

           (a)   [ ]   Broker or Dealer registered under Section 15 of the Act
           (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
           (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                       Act
           (d)   [ ]   Investment Company registered under Section 8 of the
                       Investment Company Act of 1940
           (e)   [ ]   Investment Adviser in accordance with Section 240.13d-1
                       (b)(1)(ii)(E)
           (f)   [ ]   Employee Benefit Plan or Endowment Fund in accordance
                       with Section 240.13d-1(b)(1)(ii)(F)
           (g)   [ ]   Parent Holding Company or control person in accordance
                       with Section 240.13d-1(b)(1)(ii)(G)
           (h)   [ ]   Savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act
           (i)   [ ]   Church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the
                       Investment Company Act of 1940
           (j)   [ ]   Group, in accordance with Section 230.13d-1(b)(1)(ii)(J)

           This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c) and, therefore, none of the above are applicable.

ITEM 4     OWNERSHIP:

           (a)  Amount beneficially owned: -0-

           (b)  Percent of class: -0-

           (c)  Number of shares as to which such person has:


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    CUSIP No. 750069106                13G             Page 10 of 11 Pages
----------------------------                        ----------------------------

                  (i)      Sole power to vote or to direct the vote:       -0-

                  (ii)     Shared power to vote or direct the vote:        -0-

                  (iii)    Sole power to dispose or to direct the
                           disposition of:                                 -0-

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                                 -0-

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10    CERTIFICATIONS:

           Not applicable.

    CUSIP No. 750069106              13G               Page 11 of 11 Pages
------------------------------                    ------------------------------

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: April 30, 2002

                                       WILLIS STEIN & PARTNERS, L.P.

                                       By:  WILLIS STEIN & PARTNERS, L.L.C.
                                       Its: General Partner


                                       By:  /s/ Avy H. Stein
                                            --------------------------------
                                            Avy H. Stein
                                       Its: Founding Member


                                       WILLIS STEIN & PARTNERS, L.L.C.


                                       By:  /s/ Avy H. Stein
                                            -------------------------------
                                            Avy H. Stein
                                       Its: Founding Member


                                       /s/ John R. Willis
                                       ------------------------------------
                                       John R. Willis


                                       /s/ Avy H. Stein
                                       ------------------------------------
                                       Avy H. Stein


                                       /S/ Daniel M. Gill
                                       ------------------------------------
                                       Daniel M. Gill


                                       /S/ Daniel H. Blumenthal
                                       ------------------------------------
                                       Daniel H. Blumenthal

                                                                       EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

     (1) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

     (2) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: April 30, 2002

                                            WILLIS STEIN & PARTNERS, L.P.

                                            By:  WILLIS STEIN & PARTNERS, L.L.C.
                                            Its: General Partner


                                            By:  /s/ Avy H. Stein
                                                 -----------------------------
                                                 Avy H. Stein
                                            Its: Founding Member


                                            WILLIS STEIN & PARTNERS, L.L.C.


                                            By:  /s/ Avy H. Stein
                                                 ----------------------------
                                                 Avy H. Stein
                                            Its: Founding Member


                                            /s/ John R. Willis
                                            ---------------------------------
                                            John R. Willis



                                            /s/ Avy H. Stein
                                            --------------------------------
                                            Avy H. Stein


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                                            /s/ Daniel M. Gill
                                            -------------------------------
                                            Daniel M. Gill


                                            /s/ Daniel H. Blumenthal
                                            -------------------------------
                                            Daniel H. Blumenthal